Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated January 20, 2026, relating to the financial statements of Eagle Energy Metals Corp. as of November 30, 2025 and 2024, and for the year ended November 30, 2025 and the period from December 14, 2023 (inception) through November 30, 2024, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

May 1, 2026